EXHIBIT 13

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of March 27, 2020 (the “Effective Date”), by and among George Hawes, an individual (“Seller”), FWHC Bridge, LLC, a Delaware limited liability company (the “Buyer”) and H-Cyte, Inc., a Nevada corporation (the “Borrower”). The Seller, Buyer and Borrower are hereinafter referred to each as a “Party” and together, as the “Parties.” Capitalized terms used but not defined or otherwise referenced herein shall have the meanings ascribed to them in the Note (as defined below), as applicable.

RECITALS

WHEREAS, Seller is the holder of that certain 12% Senior Secured Convertible Note due September 30, 2020, in the original principal amount of $424,615, made by the Borrower to the order of Seller (the “Note”);

WHEREAS, the Buyer has offered to purchase from Seller and Seller has agreed to sell to the Buyer, all of the Seller’s right, title, and interest in, to, and under the Note, subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

AGREEMENT

1.                  Sale and Assignment.

(a)               Effective upon the Effective Date, Seller hereby irrevocably sells and assigns to Buyer, and Buyer hereby irrevocably purchases from Seller: (i) all of Seller’s rights, title, interest, and obligations in Seller’s capacity as a holder under the Note (including any and all interest thereunder (including interest accrued thereunder prior to the date hereof)), (ii) all of Seller’s rights, title, interest, and obligations in Seller’s capacity as a “Secured Party” under the Security Agreement dated as of September 2018, among the Borrower and the Secured Parties (defined therein) (the “Security Agreement”), (iii) all of Seller’s rights, title, interest, and obligations in all other documents or instruments delivered pursuant to the Note and Security Agreement or in connection to the Note and Security Agreement to the extent related to the outstanding rights and obligations of Seller (collectively with the Note and Security Agreement, the “Note Documents”), (iii) all associated rights, claims, and interests including, to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Seller against any person, whether known or unknown, arising under or in connection with the Note Documents, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above, and (iv) any rights Seller may have under any other notes issued by Borrower to other holders, including, without limitation, any amendments, restatements or amendments and restatements of the foregoing (the rights and obligations sold and assigned by Seller to Buyer pursuant to clauses (i), (ii) and (iii) above being referred to herein collectively as the “Assigned Interest”).

(b)               Through its receipt of the Assigned Interest, Buyer agrees to be bound, with respect to the transferred Obligations (as defined in the Security Agreement), by the provisions of the Security Agreement that apply to the Secured Parties.

(c)               In connection with the assignment of the Assigned Interest to the Buyer, the Seller shall deliver the original Note to the Buyer at the address set forth on Buyer’s counterpart signature page to this Agreement.

2.                  Purchase Price; Closing; Post-Closing Deliveries.

(a)               Purchase Price. In consideration of Seller’s sale, assignment, and transfer of all of its right, title, and interest in, to, and under the Assigned Interest, and subject to the satisfaction of the other conditions precedent set forth in Section 2(b), the Buyer agrees to pay to Seller on the Effective Date (as such term is defined herein), an aggregate amount of $428,681 (the “Purchase Price”).

(b)               Closing. Each Party covenants and agrees that the closing of the transaction (the “Closing”) contemplated herein shall occur on the Effective Date by (i) delivery by each Party of a duly completed and executed counterpart of this Agreement, (ii) delivery by Seller to the Buyer of the Note Documents, endorsed or otherwise transferred by Seller, including, with respect to the Note, via an allonge substantially in the form attached hereto as Exhibit A (the “Allonge”), and (iii) Buyer’s payment to Seller of the Purchase Price in immediately available funds by cash, bank cashier’s, certified check or by wire transfer of immediately available funds to an account designated by the Seller.

(c)               Post-Closing Deliveries. No later than fifteen (15) days following the Closing, Seller shall cause to be delivered to the Buyer the original Note, the original executed Allonge and the original Security Agreement.

3.                  Representations and Warranties.

(a)               Each Party represents and warrants to the other Parties that it has full power, authority and legal capacity, and has taken all action necessary, to execute and deliver this Agreement, and any other documentation relating thereto, and to fulfill such Party’s obligations hereunder or thereunder, and to consummate the transactions contemplated hereby and thereby.

(b)               Seller further represents and warrants to the Buyer that (i) Seller has good and valid title to the Assigned Interest, (ii) Seller has a valid and perfected security interest in the “Collateral” pledged under the Security Agreement, (iii) the Note has not been amended except as set forth in the Note Documents; and (iv) Seller is transferring the Assigned Interest to the Buyer free and clear of any lien or other encumbrance other than restrictions on transfer generally arising under any applicable federal or state securities laws.

(c)               Borrower further represents and warrants to the Buyer that (i) the Note is a valid, outstanding and enforceable obligation of the Borrower, (ii) the Note is secured by a security interest in the Borrower’s Collateral (as defined in the Security Agreement) and (iii) there is exists no right of setoff, defense, counterclaim, claim or obligation in favor of Borrower arising out of or with respect to the Note Documents, any collateral therefor or guaranties thereof, or any other aspect of the transactions contemplated thereby, or alternatively, that any such right of setoff, defense, counterclaim, claim or obligation is hereby waived.

4.                  Borrower Consent and Covenants. The Borrower hereby consents to the transactions contemplated by this Agreement and agrees that without limiting the generality of the other provisions of this Agreement, the Borrower shall hereafter make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Buyer in accordance with this Agreement. The Borrower further agrees that after the Effective Date, it shall cooperate with the Buyer to ensure the Buyer has perfected a first priority lien on all of the Collateral pledged under the Security Agreement.

5.                  Further Cooperation. From and after the Effective Date, Seller shall, without further consideration, execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be requested by Buyer in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

6.                  General Provisions.

(a)               Amendments; Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter referred to herein and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto. Without limiting the generality of the foregoing, the parties have relied on no agreements, restrictions, promises, representations or warranties, written, oral, or implied, other than those expressly set forth in this Agreement. This Agreement may not be amended, modified, waived or supplemented except by an instrument in writing executed by all Parties.

(b)               Further Assurances. From and after the date hereof, each Party covenants and agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as, with respect to the Seller, the Buyer, with respect to the Buyer, the Seller, may reasonably deem necessary from time to time (at the requesting Party’s expense) to carry out the intent and purpose of this Agreement and to consummate the transactions contemplated hereby and to fully effect the assignment of the Assigned Interest.

(c)               Counterpart Execution; Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but both of which together shall constitute one agreement binding on the Parties. Transmission by electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

(d)               No Fiduciary or Similar Relationship. Nothing contained in this Agreement (and nothing in any manner whatsoever relating to the transactions contemplated hereby) shall establish any fiduciary, partnership, agency, joint venture or similar relationship between the Seller, on the one hand, and the Buyer, on the other, and each Party hereby acknowledges that no such relationship between the Seller, on the one hand, and the Buyer, on the other, presently exists or will exist upon the consummation of the transactions contemplated hereby, whether by virtue of this Agreement or of any nature or kind of the transactions contemplated hereby.

(e)               Binding Agreement; Survival. Without limiting the other provisions of this Agreement, nothing contained herein shall restrict Buyer from subsequently assigning the Assigned Interest to any other person or entity, whether an affiliate or otherwise, and no consent of Seller or Borrower to any such assignment shall be a condition precedent to the effectiveness of such assignment.

(f)                No Third Party Beneficiaries. Except as expressly provided in the immediately preceding Section 6(e), this Agreement, including the representations, warranties, covenants and indemnities contained herein, shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is solely for the benefit of each Party and such Party’s respective successors and assigns. No provision of this Agreement shall be deemed to confer on any third party any claim, remedy, liability, reimbursement, cause of action on other right under this Agreement, whether against either Party or otherwise, and, consistent therewith, there are no third party beneficiaries, express or implied, of this Agreement. The representations, warranties, covenants, agreements and indemnities contained herein shall survive the execution and delivery of this Agreement.

(g)               Notices. All notices and other communications hereunder shall be in writing and shall be (a) personally delivered, (b) sent by commercial overnight courier service or (c) transmitted by facsimile telecopy or electronic mail, in each case addressed to the party to whom notice is being given at its address as set forth on the signature page hereof or at such other address as may hereafter be designated in writing by either party hereto. All such notices or other communications shall be deemed to have been given on (i) the date received, if delivered personally, (ii) the following business day, if sent by commercial overnight courier service or (iii) the date of transmission with telephonic confirmation, if transmitted by facsimile telecopy or electronic mail.

(h)               Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of law provisions.

(i)                 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT LEGALLY PERMISSIBLE, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR OTHER TYPE OF PROCEEDING, WHETHER ANY CLAIM OR LIABILITY THAT IS SUBJECT THEREOF OR OTHERWISE ASSERTED THEREIN IS BASED ON CONTRACT, TORT, STATUTE, OR ANY OTHER THEORY OF LIABILITY, RECOVERY, OR OTHER REMEDY WHATSOEVER, ARISING OUT OF, RELATED TO, OR OTHERWISE PERTAINING TO THIS AGREEMENT, THE NOTE DOCUMENTS OR THE SUBORDINATION AGREEMENTS. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL.

(j)                 Interpretation. Captions used in this Agreement are provided for convenience and reference only and should not be used in construing this Agreement. References herein to sections or provisions without reference to the document in which they are contained are references to this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of works herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation,” “include, without limitation,” “including but not limited to,” or “include but not limited to,” respectively. Reference to any person or entity includes such person’s entity’s successors and assigns to the extent such successors and assigns are permitted by the terms of this Agreement. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same section in which such reference occurs. The use of the terms “hereunder”, “hereof”, “hereto”, and words of similar import shall refer to this Agreement as a whole and not to any particular section or clause of or Exhibit or Schedule to this Agreement. This Agreement and the other documents relating to this Agreement are the result of negotiations among and have been reviewed by counsel to the parties, and are the products of all of the Parties. Accordingly, they shall not be construed against (or in favor of) any Party merely because of such party’s involvement (or non-involvement, as the case may be) in their preparation, but instead they will be construed as drafted jointly by the Parties, no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of authorship or purported authorship of any of their provisions, and the Parties agree that any rule of law or legal decision that would require interpretation of any ambiguities in any of the provisions of this Agreement against the Party who or that has drafted the pertinent document will not be applicable and otherwise will be waived.

(k)               No Conflicts with Enforcement. Notwithstanding anything contained herein to the contrary, the Borrower hereby acknowledges and agrees that the fact that Buyer and its affiliates may be shareholders, officers or directors of the Borrower or any of its subsidiaries shall not in any way affect the Buyer’s right to deal with the Borrower in its sole and absolute discretion in connection with any loans or other transactions which are entered into by the Borrower and the Buyer, including, but not limited to, the  Note (“Other Transactions”). It is specifically acknowledged and agreed that in connection with the Other Transactions, (i) the fact that the Buyer or its affiliate may be a shareholder, officer or director of the Borrower or any of its subsidiaries shall not in any way affect the obligations of the Borrower pursuant to the Other Transactions, nor does the Borrower expect to receive any concessions as the result thereof; (ii) the acts of the Buyer or its affiliates pursuant to the Other Transactions are independent and separate from any obligation of the Buyer pursuant to the terms of this Agreement or the agreements executed in connection herewith, and (iii) the Borrower executed and delivered this Agreement and entered into the transactions contemplated hereby in an arm’s length transaction approved by the Borrower with the ability to seek the advice of separate counsel. Additionally, the Borrower, does hereby remise, release and discharge Buyer in connection with any claim for lender liability, equitable subordination, any other claim, loss, damage or remedy, and agrees that the Borrower would not be entitled to concessions, extensions or otherwise be entitled to rights which are not expressly provided for as being the obligation of the Buyer pursuant to the express terms of such Other Transactions. The Borrower acknowledges and agrees that Buyer shall have the right, in its sole and absolute discretion, to enforce the terms and provisions of all such Other Transactions acting in its sole and best interest as it determines, in its sole and absolute discretion, without regard to the fact that Buyer, or its affiliates, may be a shareholder, officer or director of the Borrower or any of its subsidiaries.

(l)                 Legal Counsel. The parties acknowledge that Hill, Ward & Henderson, P.A. acted solely as counsel to the Buyer with respect to the preparation of this Agreement and the transactions contemplated by this Agreement, and did not represent any other Party hereto. Each other Party was advised to and was afforded ample opportunity to retain his or its own separate legal counsel with respect to the preparation of this Agreement and the transactions contemplated by this Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized signatories as of the date first written above.

Buyer:

FWHC BRIDGE, LLC,
a Delaware limited liability company

By:	/s/ TODD R. WAGNER
Name: Todd R. Wagner
Title: Manager

Address for notices: 1306 W Kennedy Blvd Tampa, FL 33606 Attention: Todd R. Wagner

Signature Page to Assignment Agreement: Hawes Secured Note (H-Cyte)

Seller:
/s/ GEORGE HAWES GEORGE HAWES

Address for notices: [ ]

Signature Page to Assignment Agreement: Hawes Secured Note (H-Cyte)

Borrower:

H-CYTE, INC.,
a Nevada corporation

By:	/s/ WILLIAM E. HORNE
Name: William E. Horne
Title: Chief Executive Officer

Address for notices: 201 E. Kennedy Blvd, Suite 700 Tampa, FL 33602

Signature Page to Assignment Agreement: Hawes Secured Note (H-Cyte)

EXHIBIT A

ALLONGE ENDORSEMENT

This Allonge endorsement is to be attached to the 12% Senior Secured Convertible Note due September 30, 2020, in the original principal amount of $424,615, made by H-Cyte, Inc. to the order of George Hawes.

Pay to the order of __________________________.

Dated: March ___, 2020

By:
GEORGE HAWES